UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )*

Control4 Corporation

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

21240D 10 7

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 21240D 10 7		13 G

1	Names of Reporting Persons. vSpring III D, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,264,751 shares of Common Stock (2)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,264,751 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,264,751 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9% (3)

12	Type of Reporting Person PN

(1)   This Schedule 13G is filed by vSpring III D, L.P. (“VS III D”), vSpring III, L.P. (“VS III”), vSpring Management III D, L.L.C. (“Management III D”), vSpring Management III, L.L.C. (“Management III”), vSpring Partners III, L.P. (“VS Partners III”), vSpring SBIC Management, L.L.C. (“SBIC Management”), vSpring SBIC, L.P. (“VS SBIC”), Scott Petty (“Petty”), Dinesh Patel (“Patel”), Ron Heinz (“Heinz”) and Brandon Tidwell (“Tidwell”, and together with VS III D, VS III, Management III D, Management III, VS Partners III, SBIC Management, VS SBIC, Petty, Patel and Heinz, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 1,973,134 shares held by VS SBIC, (ii) 63,542 shares held by VS III D, (iii) 226,819 shares held by VS III, and (iv) 1,256 share held by VS Partners III.  Management III D is the sole general partner of VS III D. Management III D exercises sole voting and investment power over the shares held by VS III D. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III D and may be deemed to share voting and investment power over the shares held by VS III D. Management III is the sole general partner of VS III and VS Partners III.  Management III exercises sole voting and investment power over the shares held by VS III and VS Partners III. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III and may be deemed to share voting and investment power over the shares held by VS III and VS Partners III. SBIC Management is the sole general partner of VS SBIC. SBIC Management exercises sole voting and investment power over the shares held by VS SBIC. Each of Petty and Patel is a managing member of SBIC Management and may be deemed to share voting and investment power over the shares held by VS SBIC.

(3)   This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

CUSIP No. 21240D 10 7		13 G

1	Names of Reporting Persons. vSpring III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,264,751 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,264,751 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,264,751 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9% (3)

12	Type of Reporting Person PN

(1)   This Schedule 13G is filed by vSpring III D, L.P. (“VS III D”), vSpring III, L.P. (“VS III”), vSpring Management III D, L.L.C. (“Management III D”), vSpring Management III, L.L.C. (“Management III”), vSpring Partners III, L.P. (“VS Partners III”), vSpring SBIC Management, L.L.C. (“SBIC Management”), vSpring SBIC, L.P. (“VS SBIC”), Scott Petty (“Petty”), Dinesh Patel (“Patel”), Ron Heinz (“Heinz”) and Brandon Tidwell (“Tidwell”, and together with VS III D, VS III, Management III D, Management III, VS Partners III, SBIC Management, VS SBIC, Petty, Patel and Heinz, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 1,973,134 shares held by VS SBIC, (ii) 63,542 shares held by VS III D, (iii) 226,819 shares held by VS III, and (iv) 1,256 share held by VS Partners III.  Management III D is the sole general partner of VS III D. Management III D exercises sole voting and investment power over the shares held by VS III D. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III D and may be deemed to share voting and investment power over the shares held by VS III D. Management III is the sole general partner of VS III and VS Partners III.  Management III exercises sole voting and investment power over the shares held by VS III and VS Partners III. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III and may be deemed to share voting and investment power over the shares held by VS III and VS Partners III. SBIC Management is the sole general partner of VS SBIC. SBIC Management exercises sole voting and investment power over the shares held by VS SBIC. Each of Petty and Patel is a managing member of SBIC Management and may be deemed to share voting and investment power over the shares held by VS SBIC.

(3)   This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

CUSIP No. 21240D 10 7		13 G

1	Names of Reporting Persons. vSpring Management III D, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,264,751 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,264,751 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,264,751 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9% (3)

12	Type of Reporting Person OO

(1)   This Schedule 13G is filed by vSpring III D, L.P. (“VS III D”), vSpring III, L.P. (“VS III”), vSpring Management III D, L.L.C. (“Management III D”), vSpring Management III, L.L.C. (“Management III”), vSpring Partners III, L.P. (“VS Partners III”), vSpring SBIC Management, L.L.C. (“SBIC Management”), vSpring SBIC, L.P. (“VS SBIC”), Scott Petty (“Petty”), Dinesh Patel (“Patel”), Ron Heinz (“Heinz”) and Brandon Tidwell (“Tidwell”, and together with VS III D, VS III, Management III D, Management III, VS Partners III, SBIC Management, VS SBIC, Petty, Patel and Heinz, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 1,973,134 shares held by VS SBIC, (ii) 63,542 shares held by VS III D, (iii) 226,819 shares held by VS III, and (iv) 1,256 share held by VS Partners III.  Management III D is the sole general partner of VS III D. Management III D exercises sole voting and investment power over the shares held by VS III D. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III D and may be deemed to share voting and investment power over the shares held by VS III D. Management III is the sole general partner of VS III and VS Partners III.  Management III exercises sole voting and investment power over the shares held by VS III and VS Partners III. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III and may be deemed to share voting and investment power over the shares held by VS III and VS Partners III. SBIC Management is the sole general partner of VS SBIC. SBIC Management exercises sole voting and investment power over the shares held by VS SBIC. Each of Petty and Patel is a managing member of SBIC Management and may be deemed to share voting and investment power over the shares held by VS SBIC.

(3)   This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

CUSIP No. 21240D 10 7		13 G

1	Names of Reporting Persons. vSpring Management III, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,264,751 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,264,751 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,264,751 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9% (3)

12	Type of Reporting Person OO

(1)   This Schedule 13G is filed by vSpring III D, L.P. (“VS III D”), vSpring III, L.P. (“VS III”), vSpring Management III D, L.L.C. (“Management III D”), vSpring Management III, L.L.C. (“Management III”), vSpring Partners III, L.P. (“VS Partners III”), vSpring SBIC Management, L.L.C. (“SBIC Management”), vSpring SBIC, L.P. (“VS SBIC”), Scott Petty (“Petty”), Dinesh Patel (“Patel”), Ron Heinz (“Heinz”) and Brandon Tidwell (“Tidwell”, and together with VS III D, VS III, Management III D, Management III, VS Partners III, SBIC Management, VS SBIC, Petty, Patel and Heinz, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 1,973,134 shares held by VS SBIC, (ii) 63,542 shares held by VS III D, (iii) 226,819 shares held by VS III, and (iv) 1,256 share held by VS Partners III.  Management III D is the sole general partner of VS III D. Management III D exercises sole voting and investment power over the shares held by VS III D. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III D and may be deemed to share voting and investment power over the shares held by VS III D. Management III is the sole general partner of VS III and VS Partners III.  Management III exercises sole voting and investment power over the shares held by VS III and VS Partners III. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III and may be deemed to share voting and investment power over the shares held by VS III and VS Partners III. SBIC Management is the sole general partner of VS SBIC. SBIC Management exercises sole voting and investment power over the shares held by VS SBIC. Each of Petty and Patel is a managing member of SBIC Management and may be deemed to share voting and investment power over the shares held by VS SBIC.

(3)   This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

CUSIP No. 21240D 10 7		13 G

1	Names of Reporting Persons. vSpring Partners III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,264,751 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,264,751 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,264,751 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9% (3)

12	Type of Reporting Person PN

(1)   This Schedule 13G is filed by vSpring III D, L.P. (“VS III D”), vSpring III, L.P. (“VS III”), vSpring Management III D, L.L.C. (“Management III D”), vSpring Management III, L.L.C. (“Management III”), vSpring Partners III, L.P. (“VS Partners III”), vSpring SBIC Management, L.L.C. (“SBIC Management”), vSpring SBIC, L.P. (“VS SBIC”), Scott Petty (“Petty”), Dinesh Patel (“Patel”), Ron Heinz (“Heinz”) and Brandon Tidwell (“Tidwell”, and together with VS III D, VS III, Management III D, Management III, VS Partners III, SBIC Management, VS SBIC, Petty, Patel and Heinz, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 1,973,134 shares held by VS SBIC, (ii) 63,542 shares held by VS III D, (iii) 226,819 shares held by VS III, and (iv) 1,256 share held by VS Partners III.  Management III D is the sole general partner of VS III D. Management III D exercises sole voting and investment power over the shares held by VS III D. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III D and may be deemed to share voting and investment power over the shares held by VS III D. Management III is the sole general partner of VS III and VS Partners III.  Management III exercises sole voting and investment power over the shares held by VS III and VS Partners III. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III and may be deemed to share voting and investment power over the shares held by VS III and VS Partners III. SBIC Management is the sole general partner of VS SBIC. SBIC Management exercises sole voting and investment power over the shares held by VS SBIC. Each of Petty and Patel is a managing member of SBIC Management and may be deemed to share voting and investment power over the shares held by VS SBIC.

(3)   This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

CUSIP No. 21240D 10 7		13 G

1	Names of Reporting Persons. vSpring SBIC Management, L.L.C.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,264,751 shares of Common Stock (2)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,264,751 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,264,751 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9% (3)

12	Type of Reporting Person OO

(1)   This Schedule 13G is filed by vSpring III D, L.P. (“VS III D”), vSpring III, L.P. (“VS III”), vSpring Management III D, L.L.C. (“Management III D”), vSpring Management III, L.L.C. (“Management III”), vSpring Partners III, L.P. (“VS Partners III”), vSpring SBIC Management, L.L.C. (“SBIC Management”), vSpring SBIC, L.P. (“VS SBIC”), Scott Petty (“Petty”), Dinesh Patel (“Patel”), Ron Heinz (“Heinz”) and Brandon Tidwell (“Tidwell”, and together with VS III D, VS III, Management III D, Management III, VS Partners III, SBIC Management, VS SBIC, Petty, Patel and Heinz, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 1,973,134 shares held by VS SBIC, (ii) 63,542 shares held by VS III D, (iii) 226,819 shares held by VS III, and (iv) 1,256 share held by VS Partners III.  Management III D is the sole general partner of VS III D. Management III D exercises sole voting and investment power over the shares held by VS III D. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III D and may be deemed to share voting and investment power over the shares held by VS III D. Management III is the sole general partner of VS III and VS Partners III.  Management III exercises sole voting and investment power over the shares held by VS III and VS Partners III. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III and may be deemed to share voting and investment power over the shares held by VS III and VS Partners III. SBIC Management is the sole general partner of VS SBIC. SBIC Management exercises sole voting and investment power over the shares held by VS SBIC. Each of Petty and Patel is a managing member of SBIC Management and may be deemed to share voting and investment power over the shares held by VS SBIC.

(3)   This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

CUSIP No. 21240D 10 7		13 G

1	Names of Reporting Persons. vSpring SBIC, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Delaware, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 2,264,751 shares of Common Stock (2)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 2,264,751 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,264,751 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9% (3)

12	Type of Reporting Person PN

(1)   This Schedule 13G is filed by vSpring III D, L.P. (“VS III D”), vSpring III, L.P. (“VS III”), vSpring Management III D, L.L.C. (“Management III D”), vSpring Management III, L.L.C. (“Management III”), vSpring Partners III, L.P. (“VS Partners III”), vSpring SBIC Management, L.L.C. (“SBIC Management”), vSpring SBIC, L.P. (“VS SBIC”), Scott Petty (“Petty”), Dinesh Patel (“Patel”), Ron Heinz (“Heinz”) and Brandon Tidwell (“Tidwell”, and together with VS III D, VS III, Management III D, Management III, VS Partners III, SBIC Management, VS SBIC, Petty, Patel and Heinz, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 1,973,134 shares held by VS SBIC, (ii) 63,542 shares held by VS III D, (iii) 226,819 shares held by VS III, and (iv) 1,256 share held by VS Partners III.  Management III D is the sole general partner of VS III D. Management III D exercises sole voting and investment power over the shares held by VS III D. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III D and may be deemed to share voting and investment power over the shares held by VS III D. Management III is the sole general partner of VS III and VS Partners III.  Management III exercises sole voting and investment power over the shares held by VS III and VS Partners III. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III and may be deemed to share voting and investment power over the shares held by VS III and VS Partners III. SBIC Management is the sole general partner of VS SBIC. SBIC Management exercises sole voting and investment power over the shares held by VS SBIC. Each of Petty and Patel is a managing member of SBIC Management and may be deemed to share voting and investment power over the shares held by VS SBIC.

(3)   This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

CUSIP No. 21240D 10 7		13 G

1	Names of Reporting Persons. Scott Petty

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,264,751 shares of Common Stock (2)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,264,751 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,264,751 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9% (3)

12	Type of Reporting Person IN

(1)   This Schedule 13G is filed by vSpring III D, L.P. (“VS III D”), vSpring III, L.P. (“VS III”), vSpring Management III D, L.L.C. (“Management III D”), vSpring Management III, L.L.C. (“Management III”), vSpring Partners III, L.P. (“VS Partners III”), vSpring SBIC Management, L.L.C. (“SBIC Management”), vSpring SBIC, L.P. (“VS SBIC”), Scott Petty (“Petty”), Dinesh Patel (“Patel”), Ron Heinz (“Heinz”) and Brandon Tidwell (“Tidwell”, and together with VS III D, VS III, Management III D, Management III, VS Partners III, SBIC Management, VS SBIC, Petty, Patel and Heinz, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 1,973,134 shares held by VS SBIC, (ii) 63,542 shares held by VS III D, (iii) 226,819 shares held by VS III, and (iv) 1,256 share held by VS Partners III.  Management III D is the sole general partner of VS III D. Management III D exercises sole voting and investment power over the shares held by VS III D. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III D and may be deemed to share voting and investment power over the shares held by VS III D. Management III is the sole general partner of VS III and VS Partners III.  Management III exercises sole voting and investment power over the shares held by VS III and VS Partners III. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III and may be deemed to share voting and investment power over the shares held by VS III and VS Partners III. SBIC Management is the sole general partner of VS SBIC. SBIC Management exercises sole voting and investment power over the shares held by VS SBIC. Each of Petty and Patel is a managing member of SBIC Management and may be deemed to share voting and investment power over the shares held by VS SBIC.

(3)   This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

CUSIP No. 21240D 10 7		13 G

1	Names of Reporting Persons. Dinesh Patel

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,264,751 shares of Common Stock (2)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,264,751 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,264,751 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9% (3)

12	Type of Reporting Person IN

(1)   This Schedule 13G is filed by vSpring III D, L.P. (“VS III D”), vSpring III, L.P. (“VS III”), vSpring Management III D, L.L.C. (“Management III D”), vSpring Management III, L.L.C. (“Management III”), vSpring Partners III, L.P. (“VS Partners III”), vSpring SBIC Management, L.L.C. (“SBIC Management”), vSpring SBIC, L.P. (“VS SBIC”), Scott Petty (“Petty”), Dinesh Patel (“Patel”), Ron Heinz (“Heinz”) and Brandon Tidwell (“Tidwell”, and together with VS III D, VS III, Management III D, Management III, VS Partners III, SBIC Management, VS SBIC, Petty, Patel and Heinz, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 1,973,134 shares held by VS SBIC, (ii) 63,542 shares held by VS III D, (iii) 226,819 shares held by VS III, and (iv) 1,256 share held by VS Partners III.  Management III D is the sole general partner of VS III D. Management III D exercises sole voting and investment power over the shares held by VS III D. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III D and may be deemed to share voting and investment power over the shares held by VS III D. Management III is the sole general partner of VS III and VS Partners III.  Management III exercises sole voting and investment power over the shares held by VS III and VS Partners III. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III and may be deemed to share voting and investment power over the shares held by VS III and VS Partners III. SBIC Management is the sole general partner of VS SBIC. SBIC Management exercises sole voting and investment power over the shares held by VS SBIC. Each of Petty and Patel is a managing member of SBIC Management and may be deemed to share voting and investment power over the shares held by VS SBIC.

(3)   This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

CUSIP No. 21240D 10 7		13 G

1	Names of Reporting Persons. Ron Heinz

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,264,751 shares of Common Stock (2)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,264,751 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,264,751 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9% (3)

12	Type of Reporting Person IN

(1)   This Schedule 13G is filed by vSpring III D, L.P. (“VS III D”), vSpring III, L.P. (“VS III”), vSpring Management III D, L.L.C. (“Management III D”), vSpring Management III, L.L.C. (“Management III”), vSpring Partners III, L.P. (“VS Partners III”), vSpring SBIC Management, L.L.C. (“SBIC Management”), vSpring SBIC, L.P. (“VS SBIC”), Scott Petty (“Petty”), Dinesh Patel (“Patel”), Ron Heinz (“Heinz”) and Brandon Tidwell (“Tidwell”, and together with VS III D, VS III, Management III D, Management III, VS Partners III, SBIC Management, VS SBIC, Petty, Patel and Heinz, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 1,973,134 shares held by VS SBIC, (ii) 63,542 shares held by VS III D, (iii) 226,819 shares held by VS III, and (iv) 1,256 share held by VS Partners III.  Management III D is the sole general partner of VS III D. Management III D exercises sole voting and investment power over the shares held by VS III D. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III D and may be deemed to share voting and investment power over the shares held by VS III D. Management III is the sole general partner of VS III and VS Partners III.  Management III exercises sole voting and investment power over the shares held by VS III and VS Partners III. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III and may be deemed to share voting and investment power over the shares held by VS III and VS Partners III. SBIC Management is the sole general partner of VS SBIC. SBIC Management exercises sole voting and investment power over the shares held by VS SBIC. Each of Petty and Patel is a managing member of SBIC Management and may be deemed to share voting and investment power over the shares held by VS SBIC.

(3)   This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

CUSIP No. 21240D 10 7		13 G

1	Names of Reporting Persons. Brandon Tidwell

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 2,264,751 shares of Common Stock (2)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 2,264,751 shares of Common Stock (2)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,264,751 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row 9 9.9% (3)

12	Type of Reporting Person IN

(1)   This Schedule 13G is filed by vSpring III D, L.P. (“VS III D”), vSpring III, L.P. (“VS III”), vSpring Management III D, L.L.C. (“Management III D”), vSpring Management III, L.L.C. (“Management III”), vSpring Partners III, L.P. (“VS Partners III”), vSpring SBIC Management, L.L.C. (“SBIC Management”), vSpring SBIC, L.P. (“VS SBIC”), Scott Petty (“Petty”), Dinesh Patel (“Patel”), Ron Heinz (“Heinz”) and Brandon Tidwell (“Tidwell”, and together with VS III D, VS III, Management III D, Management III, VS Partners III, SBIC Management, VS SBIC, Petty, Patel and Heinz, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   Includes (i) 1,973,134 shares held by VS SBIC, (ii) 63,542 shares held by VS III D, (iii) 226,819 shares held by VS III, and (iv) 1,256 share held by VS Partners III.  Management III D is the sole general partner of VS III D. Management III D exercises sole voting and investment power over the shares held by VS III D. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III D and may be deemed to share voting and investment power over the shares held by VS III D. Management III is the sole general partner of VS III and VS Partners III.  Management III exercises sole voting and investment power over the shares held by VS III and VS Partners III. Each of Petty, Patel, Heinz and Tidwell is a managing member of Management III and may be deemed to share voting and investment power over the shares held by VS III and VS Partners III. SBIC Management is the sole general partner of VS SBIC. SBIC Management exercises sole voting and investment power over the shares held by VS SBIC. Each of Petty and Patel is a managing member of SBIC Management and may be deemed to share voting and investment power over the shares held by VS SBIC.

(3)   This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

Introductory Note: This Statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Control4 Corporation  (the “Issuer”).

Item 1
(a)	Name of Issuer: Control4 Corporation
Address of Issuer’s Principal Executive Offices: 11734 S. Election Road Salt Lake City, UT 84020

Item 2
(a)

Name of Person(s) Filing:
vSpring III D, L.P. (“VS III D”)

vSpring III, L.P. (“VS III”)

vSpring Management III D, L.L.C. (“Management III D”)

vSpring Management III, L.L.C. (“Management III”)

vSpring Partners III, L.P. (“VS Partners III”)

vSpring SBIC Management, L.L.C. (“SBIC Management”)

vSpring SBIC, L.P. (“VS SBIC”)

Scott Petty (“Petty”)

Dinesh Patel (“Patel”)

Ron Heinz (“Heinz”)

Brandon Tidwell (“Tidwell”)

(b)	Address of Principal Business Office: c/o vSpring 2795 E. Cottonwood Parkway, Suite 360 Salt Lake City, UT 84121
(b)	Citizenship:

Entities:	VS III D		—	Delaware, United States of America
	VS III		—	Delaware, United States of America
	Management III D		—	Delaware, United States of America
	Management III		—	Delaware, United States of America
	VS Partners III		—	Delaware, United States of America
	SBIC Management		—	Delaware, United States of America
	VS SBIC		—	Delaware, United States of America

Individuals:	Petty	—	United States of America
	Patel	—	United States of America
	Heinz	—	United States of America
	Tidwell	—	United States of America

(d)	Title of Class of Securities: Common Stock
(e)	CUSIP Number: 21240D 10 7

Item 3
Not applicable.

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2013:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (1)
VS III D	63,542	0	2,264,751	0	2,264,751	2,264,751	9.9%
VS III	226,819	0	2,264,751	0	2,264,751	2,264,751	9.9%
Management III	0	0	2,264,751	0	2,264,751	2,264,751	9.9%
VS Partners III	1,256	0	2,264,751	0	2,264,751	2,264,751	9.9%
SBIC Management	0	0	2,264,751	0	2,264,751	2,264,751	9.9%
VS SBIC	1,973,134	0	2,264,751	0	2,264,751	2,264,751	9.9%
Petty	0	0	2,264,751	0	2,264,751	2,264,751	9.9%
Patel	0	0	2,264,751	0	2,264,751	2,264,751	9.9%
Heinz	0	0	2,264,751	0	2,264,751	2,264,751	9.9%
Tidwell

(1)  This percentage is calculated based upon 22,772,528 shares of Common Stock outstanding as of October 25, 2013 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 1, 2013.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:      ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person.
See Items 2(a) and 4.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

vSpring III D, L.P.
By: vSpring Management III D, L.L.C.
Its: General Partner

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring III, L.P.
By: vSpring Management III D, L.L.C.
Its: General Partner

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring Management III D, L.L.C.

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring Partners III, L.P.
By: vSpring Management III, L.L.C.
Its: General Partner

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring Management III, L.L.C.

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring SBIC, L.P.
By: vSpring SBIC Management, L.L.C.
Its: General Partner

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring SBIC Management, L.L.C.

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

/s/ Travis Heath as Attorney-in-Fact
Scott Petty

/s/ Travis Heath as Attorney-in-Fact
Dinesh Patel

/s/ Travis Heath as Attorney-in-Fact
Ron Heinz

/s/ Travis Heath as Attorney-in-Fact
Brandon Tidwell

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Control4 Corporation  is filed on behalf of each of us.

Dated: February 14, 2014

vSpring III D, L.P.
By: vSpring Management III D, L.L.C.
Its: General Partner

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring III, L.P.
By: vSpring Management III D, L.L.C.
Its: General Partner

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring Management III D, L.L.C.

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring Partners III, L.P.
By: vSpring Management III, L.L.C.
Its: General Partner

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring Management III, L.L.C.

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring SBIC, L.P.
By: vSpring SBIC Management, L.L.C.
Its: General Partner

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

vSpring SBIC Management, L.L.C.

By:	/s/ Travis Heath as Attorney-in-Fact
Managing Director

/s/ Travis Heath as Attorney-in-Fact
Scott Petty

/s/ Travis Heath as Attorney-in-Fact
Dinesh Patel

/s/ Travis Heath as Attorney-in-Fact
Ron Heinz

/s/ Travis Heath as Attorney-in-Fact
Brandon Tidwell